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                                                                   EXHIBIT 10.10



                              DUCOMMUN INCORPORATED

                                 DESCRIPTION OF
                    2002 EXECUTIVE OFFICER BONUS ARRANGEMENT

        The Ducommun Incorporated 2002 Executive Officer Bonus Arrangement (the "Arrangement") is designed to reward achievement of annual operating plan objectives in order to build profitability and provide competitive compensation levels. The Arrangement contains a formula-based incentive plan based on net income and cash flow for corporate officers, and operating income and cash flow for subsidiary officers, in excess of established thresholds. The participants in the Arrangement are the six Ducommun corporate officers and four subsidiary officers.

        The Arrangement provides for bonus awards ranging from 0 to 150% of annual base salary depending on position. The targeted bonus award under the Arrangement is one-third of the maximum bonus eligibility for each individual. Bonus awards are based on a combination of total corporate performance and on individual performance of executive officers. The subsidiary officers are also measured based upon the financial performance of their respective operating units. All awards are subject to the approval of the Compensation Committee of the Board of Directors.


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